Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Announces Upsizing and Pricing of its Secondary Offering

PHILADELPHIA, PA – (January 30, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced the upsizing and pricing of its secondary offering. The size of the offering has been increased to 11,315,000 shares of common stock at a public offering price of $35.65 per share. All of the shares are being offered by selling shareholders, including certain members of Five Below’s management team and affiliates of certain members of Five Below’s Board of Directors. Certain selling shareholders have granted the underwriters a 30-day option to purchase an additional 1,697,250 shares of common stock. Five Below will not receive any proceeds from the sale of shares in this offering.

Goldman, Sachs & Co., Barclays Capital Inc. and Jefferies & Company, Inc., with Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 29, 2013.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The offering is being made only by means of the written prospectus forming a part of the effective registration statement. Copies of the final prospectus related to the offering may be obtained from:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attention: Prospectus Department

Telephone: 1-866-471-2526

e-mail: prospectus-ny@ny.email.gs.com

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (888) 603-5847

e-mail: Barclaysprospectus@broadridge.com

Jefferies & Company, Inc.

520 Madison Avenue, 12th Floor

New York, NY, 10022

Attention: Equity Syndicate Prospectus Department

Telephone: (877) 547-6340

e-mail: prospectus_department@jefferies.com

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Seasonal. Five Below is headquartered in Philadelphia, Pennsylvania.

###

Investor Contact:

ICR, Inc.

Farah Soi / Joseph Teklits

203-682-8200

Farah.soi@icrinc.com